Exhibit 99.1

FOR IMMEDIATE RELEASE	NOVEMBER 6, 2007

MAIR HOLDINGS, INC. REPORTS FISCAL 2008 SECOND QUARTER RESULTS

Minneapolis/St. Paul — (November 6, 2007) — MAIR Holdings, Inc. (the “Company”) (NASDAQ: MAIR) today reported a net loss of $2.5 million, or $0.17 per diluted share, for the fiscal 2008 second quarter ended September 30, 2007, compared to a net loss of $2.5 million, or $0.12 per share, during the same quarter a year ago.  The number of the Company’s shares of common stock outstanding decreased by 5.7 million due to the Company’s March 2007 purchase of shares from Northwest Airlines.

The Company’s $2.5 million net loss in the second quarter of fiscal 2008 was the result of $3.4 million of operating losses at Big Sky Airlines and MAIR.  Big Sky’s losses were impacted by start-up expenses for its new Boston-based expansion in partnership with Delta Air Lines as well as higher than expected fuel expenses.

“During the second quarter of fiscal 2008, MAIR continued its focus on improving Big Sky’s operations,” said Paul F. Foley, MAIR’s president and chief executive officer.  “We believe that MAIR’s ultimate goal of maximizing value for our shareholders will be best served by first achieving profitability at Big Sky.  We expect Big Sky to achieve monthly profitability in the fourth quarter of fiscal 2008, primarily because of the new markets Big Sky is servicing as a Delta connection carrier.”

During the quarter, Big Sky continued executing its expansion plan as a Delta connection carrier.  Specifically, Big Sky began service in four new markets in the northeast United States.  Big Sky took delivery of three additional aircraft to service these markets, bringing Big Sky’s fleet of Beechcraft 1900D aircraft to thirteen.   MAIR continues to believe that this expansion will allow Big Sky to spread its fixed costs over a larger fleet to reduce unit costs and achieve sustained profitability.

The effect of Big Sky’s expansion in the northeast United States can be seen in strong quarter-over-quarter increases in a number of operational and financial indicators, including a 63.5 percent increase in revenue passenger miles and a 28.8 percent increase in available seat miles, resulting in an 11 point increase in load factor.  Revenue per available seat mile increased more than 13 percent to $0.32 per available seat mile.  Cost per available seat mile grew by 20.4 percent quarter-over-quarter to $0.38 per available seat mile; as noted above, the Company believes that much of this increase is due to the one-time expense of commencing operations in Boston.

MAIR also continues to play an active role in the resolution of the liquidating trust created by Mesaba Aviation’s bankruptcy plan of reorganization.  MAIR expects that all distributions from the trust should be made by the end of fiscal 2008.

MAIR ended the quarter with $58.8 million in cash on its balance sheet, a portion of which will be used to purchase the remaining five Beechcraft 1900D aircraft for the Big Sky Delta expansion.

MAIR expects to distribute to MAIR’s shareholders any cash in excess of that needed for Big Sky’s operations, along with any cash distributions that may be received from Mesaba’s liquidating trust.  MAIR is currently reviewing the timing and method for this distribution.

QUARTERLY CONFERENCE CALL

MAIR will conduct a live webcast to discuss its second quarter results today, November 6, 2007 at 10:30 A.M. (central time).  The webcast will be available through MAIR’s web site at www.mairholdings.com under the “Investor” link.

ABOUT THE COMPANY

MAIR’s primary business unit is its regional airline subsidiary Big Sky Transportation Co. d/b/a Big Sky Airlines.  MAIR is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR is available on the Internet at www.mairholdings.com.

Big Sky currently serves 26 communities in 10 states and Canada with a fleet of 13 19-passenger Beechcraft 1900D aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, Horizon Air and US Air which allows customers the convenience of traveling with one ticket, through baggage checking and economical through fares, to destinations throughout the world.  Big Sky also operates in the northeast as a Delta Connection partner.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors’ in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Note to Editors: Summary financial and operating information follows.

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Media Contact:                                      Bob Hanvik — 612-573-3100

Investor Contact:                           Paul Foley - 612-333-0021

MAIR Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2007	2006	2007	2006
OPERATING REVENUES:
Passenger	$6,693	$3,780	$11,083	$7,460
Essential Air Service and other	2,359	2,403	5,079	4,766
Total operating revenues	9,052	6,183	16,162	12,226
OPERATING EXPENSES:
Wages and benefits	3,724	2,834	7,733	5,306
Aircraft fuel	2,460	1,516	4,348	2,967
Aircraft maintenance	1,133	1,009	2,208	1,920
Aircraft rents	453	453	906	906
Landing fees	275	92	452	187
Insurance and taxes	340	684	668	1,359
Depreciation and amortization	387	181	589	359
Administrative and other	3,707	2,834	7,149	6,436
Total operating expenses	12,479	9,603	24,053	19,440
Operating loss	(3,427)	(3,420)	(7,891)	(7,214)
NONOPERATING INCOME (EXPENSE):
Damage claim income from Mesaba Aviation, Inc.	—	—	9,429	—
Interest income and other	1,068	1,243	2,722	2,559
Interest expense	(180)	(18)	(373)	(34)
Other nonoperating income, net	888	1,225	11,778	2,525

(Loss) income before benefit (provision) for income taxes	(2,539)	(2,195)	3,887	(4,689)

BENEFIT (PROVISION) FOR INCOME TAXES	14	(341)	81	(341)

NET (LOSS) INCOME	$(2,525)	$(2,536)	$3,968	$(5,030)

NET (LOSS) INCOME PER SHARE:
(Loss) earnings per common share - basic	$(0.17)	$(0.12)	$0.26	$(0.24)
(Loss) earnings per common share - diluted	$(0.17)	$(0.12)	$0.26	$(0.24)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	15,078	20,592	15,048	20,592
Diluted	15,078	20,592	15,098	20,592

MAIR Holdings, Inc

Condensed Consolidated Balance Sheets

(unaudited - in thousands)

	September 30	March 31
	2007	2007
Assets:
Cash and cash equivalents	$34,398	$28,593
Short-term investments	9,702	26,068
Other current assets	9,942	8,678
Net property and equipment	11,661	1,680
Long-term investments	14,651	11,357
Other assets, net	14,619	15,314
Total assets	$94,973	$91,690

Liabilities and Shareholders’ Equity:
Current liabilities	$21,987	$23,403
Other liabilities and deferred credits	1,268	1,081
Shareholders’ equity	71,718	67,206
Total liabilities and shareholders’ equity	$94,973	$91,690

Big Sky Airlines

Selected Operating Statistics

(unaudited)

	Three Months Ended
	September 30
			Favorable
	2007	2006	(Unfavorable)
Passengers	58,805	30,699	91.6%
Available seat miles (000s)	28,526	22,156	28.8%
Revenue passenger miles (000s)	14,843	9,081	63.5%
Load factor	52.0%	41.0%	11.0	pts
Block hours flown	8,226	5,609	46.7%
Departures	7,564	5,717	32.3%
Revenue per ASM	$0.32	$0.28	13.6%
Cost per ASM	$0.38	$0.32	20.4%

	Six Months Ended
	September 30
			Favorable
	2007	2006	(Unfavorable)
Passengers	99,795	60,268	65.6%
Available seat miles (000s)	51,540	44,341	16.2%
Revenue passenger miles (000s)	25,896	17,463	48.3%
Load factor	50.2%	39.4%	10.8	pts
Block hours flown	14,856	11,189	32.8%
Departures	14,019	11,682	20.0%
Revenue per ASM	$0.31	$0.28	13.8%
Cost per ASM	$0.39	$0.31	27.5%